FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:  3235-0287        |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:   December 31, 2001  |
    INSTRUCTION 1(B).                        | Estimated average burden      |
                                             | hours per response.......0.5  |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Entman              Frederick
-----------------------------------------------------
   (Last)            (First)            (Middle)

   260 Tillou Road
-----------------------------------------------------
                     (Street)

   South Orange        New Jersey       07079
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol


   H. Power Corp. ("HPOW")
-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year


     May 2001
-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)


     6/8/2001
-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [x] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [x] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code             (Inst. 3, 4,5)               End of           (D) or         Indirect
1. Title of Security       (Mo/       (Inst. 8)       --------------------------       Month            Indirect       Beneficial
   (Inst. 3)               Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                            Yr)        Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/1/01         S               7,000        D        $7.9867                       I         Spouse (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/1/01         S               2,500        D        $8.4228                       I         Spouse (1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/1/01         S              20,000        D        $8.7925                       I         Spouse (1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/2/01         S              38,000        D        $9.375                        I         Spouse (1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/3/01         S               6,600        D        $9.0852                       I         Spouse (1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/4/01         S              10,500        D        $9.066                        I         Spouse (1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/8/01         S              14,000        D        $9.7575                       I         Spouse (1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                                                                                                   In Trust For
par value per share      5/9/01         S                 500        D        $10.05                        I         Spouse (1)

---------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, see Instruction 4(b)(v).


Potential persons who are to respond to the collection of information contained in this form are not required
to respond unless the form displays a currently valid OMB control number.                                          Page 1 of 4
                                                                                                                  SEC 1474 (3-99)

                                                                                                                      (over)

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Title &                             Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Mo/          (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Yr)            & 4)           Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Mo/       8)        4, 5)        Exer-    Expir-           or No.   ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            of       (Instr. Month       (Inst.    Ownership
(Instr. 3)  Security   Yr)      Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Inst. 4)    4)       (Inst. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common Stock,
$.001                                                                       Common
par value      $2.50    5/29/01   M              250,000  6/1/96  5/31/01   Stock   250,000           831,125      D

---------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The shares of Common Stock are held by a trust for Elise Entman, the spouse of the Reporting Person. Mr. Entman disclaims beneficial ownership of the shares of Common Stock held by the Trust for purposes of Section 16 of the Securities Exchange Act of 1934 and for all other purposes.


(2) Gift from Elise Entman to the Restated Elise Entman 1992 Trust, Elise Entman and Frederick Entman, Trustees. Mr Entman disclaims beneficial ownership of the shares of Common Stock held by the trust for purposes of
     Section 16 of the Securities Exchange Act of 1934 and for all other purposes.

(3) Gift from Elise Entman 1992 Trust, Gerald Entmann Trustee, to the Restated Elise Entman 1992 Trust, Elise Entman and Frederick Entman, Trustees. Mr. Entman disclaims beneficial ownership of the shares of Common Stock held by the trust for purposes of Section 16 of the Securities Exchange Act of 1934 and for all other purposes.

(4) Gift from Reporting Person to the Frederick Entman Trust, Frederick Entman Trustee.

                 /s/ Frederick Entman                            7/10/01
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                    Page 2 of 4
                                                                 SEC 1474 (3-99)

FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:  3235-0287
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:    December 31, 2001
    INSTRUCTION 1(B).                        | Estimated average burden
                                             | hours per response....... 0.5
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Entman            Frederick
-----------------------------------------------------
   (Last)            (First)            (Middle)

   260 Tillou Road
-----------------------------------------------------
                     (Street)

   South Orange       New Jersey         07079
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol


    H. Power Corp. ("HPOW")
-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year


   May 2001
-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [x] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Inst.  3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Mo/         (Inst. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                            Yr)        Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par                                                                                                In trust for
par value per share         5/9/01       S              43,000      D        $10.32377                                Sponsor(1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par                                                                                                In trust for
par value per share        5/17/01       S             102,400      D        $12.1292                                 Sponsor(1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par
par value per share        5/24/01       G(2)     V     92,579      D                               0      I          By Spouse

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par                                                                                                In trust for
par value per share        5/24/01       G(3)     V    2,000,000    D                                      I          Sponsor(1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par                                                                                                In trust for
par value per share        5/24/01    G(2)(3)     V    2,092,579    A                       2,625,000      I          Sponsor(1)

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par
par value per share        5/24/01       G(4)     V     51,166      D                                      D

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par                                                                                                In trust for
par value per share        5/24/01       G(4)     V     51,166      A                         375,000      I          Self

---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par
par value per share        5/29/01       M             250,000      A                                      D

---------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                                                                       (over)
                                                                                                                      Page 3 of 4
                                                                                                                  SEC 1474 (3-99)



FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5            OMB Number:  3235-0287
    OBLIGATIONS MAY CONTINUE.  SEE             Expires:    December 31, 2001
    INSTRUCTION 1(B).                          Estimated average burden
                                               hours per response....... 0.5
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Entman            Frederick
-----------------------------------------------------
   (Last)            (First)            (Middle)

   260 Tillou road
-----------------------------------------------------
                     (Street)

   South Orange       New Jersey         07079
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol


    H. Power Corp. ("HPOW")
-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year


   May 2001
-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [x] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Mo/        (Inst. 8)      --------------------------       Month            Indirect       Beneficial
   (Inst. 3)                Day/       ----------      Amount    (A) or    Price       (Instr.          (I)            Ownership
                            Yr)        Code    V                 (D)                   3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $001 par
par value per share         5/29/01       F              45,290      D        $13.80       261,835        D

---------------------------------------------------------------------------------------------------------------------------------


                                                                    Page 4 of 4
                                                                 SEC 1474 (3-99)